Exhibit 99.1

Jaguar Animal Health Signs Crofelemer Formulation Development and Manufacturing Contract with Patheon

Contract Secured in Preparation for Pivotal Trial & Expected Launch of

Jaguar’s Prescription Drug Candidate, Canalevia, for Acute Diarrhea in Dogs

Jaguar to Leverage Patheon’s Experience Manufacturing FDA-approved, Human-specific Formulation of Crofelemer

San Francisco, CA (October 15, 2015): Jaguar Animal Health, Inc. (NASDAQ: JAGX) (“Jaguar” or the “Company”), an animal health company focused on developing and commercializing first-in-class gastrointestinal products for companion and production animals, announced today that it has signed a crofelemer formulation development and manufacturing contract with Patheon, a leading global provider of drug development and delivery solutions to the global pharmaceutical and biopharma industries. Crofelemer is an active pharmaceutical ingredient (API) in Canalevia™, Jaguar’s prescription drug product candidate for the treatment of various forms of acute diarrhea in dogs.

Under the terms of the contract, Patheon will provide enteric-coated crofelemer tablets for Jaguar for use in animals. The tablets will be used in Jaguar’s pivotal efficacy trial for Canalevia™, scheduled to begin in the fourth quarter of this year. Jaguar expects to use safety and effectiveness data from this trial in support of the initiation of the filing of a new animal drug application (NADA) with the FDA for Canalevia™ in 2016 for the indication of acute diarrhea in dogs. A Jaguar proof-of-concept study completed earlier this year provided statistically significant results indicating that Canalevia™ is superior to a placebo for the treatment of acute diarrhea in dogs.

Crofelemer is isolated and purified from the Croton lechleri tree, which is sustainably harvested by Jaguar. Jaguar is also developing formulations of Canalevia™ for cats and horses.

Patheon is the manufacturer of Fulyzaq®(1), a human-specific, enteric-coated formulation of crofelemer that was approved by the FDA in 2012 for the symptomatic relief of noninfectious diarrhea in adults with HIV/AIDS on antiretroviral therapy. Members of Jaguar’s management team developed crofelemer while working at Napo Pharmaceuticals, Inc. (Napo), where the drug was initially developed. In 2014 Jaguar entered into a license agreement with Napo which, among other things, assigned to Jaguar Napo’s rights of reference to the information included in the FDA-approved human new drug application of crofelemer to support Jaguar’s regulatory submissions for global veterinary purposes.

As Jaguar announced this past August, it has submitted to the FDA all required major technical sections towards a conditional NADA for Canalevia™ for dogs suffering from chemotherapy-induced diarrhea (CID), a minor use in a major species (MUMS). MUMS is an FDA drug designation, similar to the orphan drug designation in humans, which is typically limited to the use of a drug to treat disease that occurs infrequently or in a small number of animals. FDA encourages sponsors to seek MUMS designation and conditional approval of qualifying drugs to address unmet medical needs in the veterinary industry. Jaguar is preparing for the expected commercial launch of Canalevia™ for CID in the first half of 2016.

“Our contract with Patheon is a key component of our carefully-crafted formulation and manufacturing plan for Canalevia™,” stated Lisa Conte, Jaguar’s president and CEO. “The Chemistry, Manufacturing and Controls section of our NADA for Canalevia™ for CID leverages the fact that we will be utilizing the same cGMP-compliant manufacturers that produce the crofelemer product approved for human use, and we plan to take the same approach with our Canalevia™ NADA for acute canine diarrhea. This plan was discussed during our meeting with the FDA’s Center for Veterinary Medicine earlier this year.”

The Company announced last month that it recently signed a manufacturing and supply agreement with a leading, India-based pharmaceutical company, and Jaguar intends to use this firm as its primary manufacturer of the crofelemer API for animal health use.

About Patheon

Patheon is a leading global provider of outsourced pharmaceutical development and manufacturing services. With approximately 8,700 employees worldwide, Patheon provides a comprehensive, integrated and highly customizable set of solutions to help customers of all sizes satisfy complex development and manufacturing needs at any stage of the pharmaceutical development cycle.

About Jaguar Animal Health, Inc.

Jaguar Animal Health, Inc. is an animal health company focused on developing and commercializing first-in-class gastrointestinal products for companion and production animals. Canalevia™ is Jaguar’s lead prescription drug product candidate for the treatment of various forms of diarrhea in dogs. Neonorm™ Calf is the Company’s lead non-prescription product. Canalevia™ is a canine-specific formulation of crofelemer, an active pharmaceutical ingredient isolated and purified from the Croton lechleri tree, which is sustainably harvested. Neonorm™ is a standardized botanical extract derived from the Croton lechleri tree. Canalevia™ and Neonorm™ are distinct products that act at the same last step in a physiological pathway generally present in mammals. Jaguar has filed nine investigational new animal drug applications, or INADs, with the FDA and intends to develop species-specific formulations of Neonorm™ in six additional target species, and formulations of Canalevia™ for cats, horses and dogs.

For more information, please visit www.jaguaranimalhealth.com.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements.” These include statements regarding the expected launch of Canalevia™ for acute diarrhea in dogs, the initiation of Jaguar’s pivotal efficacy trial for Canalevia™ in the fourth quarter of this year, Jaguar’s expectation of using safety and effectiveness data from the pivotal trial in support of the initiation of the filing of an NADA with the FDA for Canalevia™ in 2016 for the indication of acute diarrhea in dogs, Jaguar’s expected commercial launch of Canalevia™ for CID in the first half of 2016, the Company’s intention to leverage, in the Chemistry, Manufacturing and Controls section of its NADA for Canalevia™ for acute diarrhea in dogs, its plan to utilize the same cGMP-compliant manufacturers that produce the crofelemer product approved for human use, Jaguar’s intention to use the India-based pharmaceutical firm as its primary manufacturer of the crofelemer API for animal health use, the Company’s intention to develop species-specific formulations of Neonorm™ in six additional target species, and Jaguar’s planned development of formulations of Canalevia™ for cats, horses, and dogs. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “aim,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions. The forward-looking statements in this release are only predictions. Jaguar has based these forward-looking statements largely on its current expectations and projections about future events. These forward-looking statements speak only as of the date of this release and are subject to a number of risks, uncertainties and assumptions, some of which cannot be predicted or quantified and some of which are beyond Jaguar’s control. Except as required by applicable law, Jaguar does not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

(1)Fulyzaq® is a registered trademark of and is marketed by Salix Pharmaceuticals, Inc.

Source: Jaguar Animal Health, Inc.

Contact:

Garth Russell

KCSA Strategic Communications

P: 212-896-1250

grussell@kcsa.com

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